Xenetic Biosciences Appoints Renowned Chemist and Nobel Laureate, Dr. Roger D. Kornberg, to Board of Directors

LEXINGTON, Mass., Feb 29, 2016 -- Xenetic Biosciences, Inc. (OTCQB: XBIO), a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics, today announced the appointment of renowned chemist and Nobel Laureate, Dr. Roger D. Kornberg to the Company’s Board of Directors.

Dr. Kornberg is a member of the U.S. National Academy of Sciences and the Winzer Professor of Medicine in the Department of Structural Biology at Stanford University. He earned his bachelor's degree in chemistry from Harvard University in 1967 and his Ph.D. in chemical physics from Stanford in 1972. He became a postdoctoral fellow at the Laboratory of Molecular Biology in Cambridge, England and then an assistant professor of biological chemistry at Harvard Medical School in 1976, before moving to his present position as professor of structural biology at Stanford Medical School in 1978.

In 2006, Dr. Kornberg was awarded the Nobel Prize in Chemistry in recognition for his studies of the molecular basis of Eukaryotic Transcription, the process by which DNA is copied to RNA. Dr. Kornberg is also the recipient of several awards, including the 2001 Welch Prize, the highest award granted in the field of chemistry in the United States, and the 2002 Leopald Mayer Prize, the highest award granted in the field of biomedical sciences from the French Academy of Sciences.

Commenting on the appointment, Scott Maguire, CEO of Xenetic Biosciences, stated, “It is with great pleasure that Xenetic welcomes an outstanding talent like Dr. Kornberg to our board. Dr. Kornberg brings to Xenetic the rare combination of large cap board expertise and intimate knowledge of our science; which will serve the company well as we work to up-list to a more liquid-globally recognized stock exchange and strive to realize our pipeline's potential as we move to market launch."

Dr. Kornberg stated, "I am pleased to assist Xenetic Biosciences in the development of their next generation pharmaceuticals, which employ methods and materials in my areas of expertise. It is clearly evident that Xenetic’s novel technologies offer a unique opportunity to potentially address unmet needs in various cancer indications. I am honored to join the team as these technologies move through clinical development and advance to the Company to a new level of growth.”

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a biopharmaceutical company developing next-generation biologic drugs and novel oncology therapeutics. Xenetic's proprietary drug technology platforms include PolyXen®, designed to develop next generation biologic drugs by extending the efficacy, safety and half-life of biologic drugs.

Xenetic's lead product candidates include ErepoXen™, a polysialylated form of erythropoietin (EPO) for the treatment of anemia in pre-dialysis patients with chronic kidney disease, and FDA orphan designated oncology therapeutics Virexxa™ and Oncohist™ for the treatment of progesterone receptor negative endometrial cancer and refractory Acute Myeloid Leukemia.

Xenetic is also working together with Baxalta Incorporated (formerly Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors, including a next generation Factor VIII. This collaboration relies on Xenetic's PolyXen technology to conjugate PSA to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Baxalta is one of the Company's largest shareholders having invested $10M in the common stock of the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Baxalta a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Baxalta's proprietary molecules designed for the treatment of blood and bleeding disorders. Under the agreement, Xenetic may receive regulatory and sales target payments for total potential milestone receipts of up to $100 million plus royalties on sales.

Xenetic is also developing a broad pipeline of clinical candidates for next generation biologics and novel oncology therapeutics in a number of orphan disease indications. For more information, please visit the company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected benefits of NGS cancer panels, the ability to accurately determine the heritable factors increasing the risk of cancer, permitting tailored treatment, screening and prevention of cancer in patients, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact:
Xenetic Biosciences Inc.
M. Scott Maguire
Chief Executive Officer
781 778 7720
j.mccusker@xeneticbio.com

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